Exhibit 99.1

Ekso Bionics Reports Second Quarter 2017 Financial Results

RICHMOND, CA – August 7, 2017 – Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended June 30, 2017.

Recent Highlights and Accomplishments

•	Shipped 20 medical and 48 industrial units in the second quarter of 2017.

•	Implemented a program to lower operating costs by approximately 25% and reduce cash burn

•	Demonstrated EksoGT™ at the Congressional Briefing on the Value of Rehabilitation and Habilitation in America’s Healthcare System

•	Strengthened IP and announced the development of a lightweight, flexible load carriage exoskeleton prototype named Artemis

“We are pleased with our progress in the second quarter as we continue to execute on key strategic initiatives that will support sustainable, long term growth,” said Thomas Looby, President and Chief Executive Officer of Ekso Bionics. “These initiatives helped to increase our number of unit placements in the past quarter. We remain focused on driving commercialization of Ekso GT for rehabilitation and our exoskeleton offerings for industrial applications, which will allow us to realize our vision for improving the lives of patients and industrial workers while creating value for our shareholders.”

Second Quarter 2017 Financial Results

Revenue was $1.9 million for the quarter ended June 30, 2017, which includes approximately $1.5 million in medical device revenue, and $0.4 million in industrial sales. Revenue was $1.6 million for the quarter ended June 30, 2016, which included approximately $1.2 million in medical revenue, and $0.3 in industrial sales.

Gross profit for the quarter ended June 30, 2017 was $0.4 million, comprised of $0.3 million from medical device sales and $0.1 million from industrial sales, compared to gross profit of $0.2 million for the second quarter of 2016. The increase in gross profit compared to the same period in 2016 is primarily due to higher sales of medical devices.

Sales and marketing expenses were $3.3 million in the second quarter of 2017 compared to $2.9 million in the second quarter of 2016, an increase of $0.4 million. The increase was primarily due to an increase in marketing efforts related to the commercialization of its medical devices, and an increase in clinical research.

Research and development expenses were $2.6 million in the second quarter of 2017 compared to $2.2 million in the second quarter of 2016, an increase of $0.4 million. This increase was primarily due to labor being redirected to product innovation activity from billable engineering service projects, which was recorded in cost of revenue.

General and administrative expenses were $2.5 million in the second quarter of 2017, in line compared to the same period in 2016.

Net loss applicable to common shareholders for the three months ended June 30, 2017 was $5.5 million, or $0.22 per basic and diluted share, compared to $10.0 million, or $0.61 per basic and diluted share for the three months ended June 30, 2016.

Six months ended June 30, 2017

Revenue for the six months ended June 30, 2017 was $3.3 million, which includes approximately $2.4 million in medical device revenue, and $0.9 million in industrial sales, compared to $10.0 million for the same period in the prior year. The decrease in revenue for the 2017 period is primarily due to the revenue recognition of $6.5 million of previously deferred revenue resulting from a change of an accounting estimate in the year prior.

The company did not have substantial engineering services revenue for the six months ended June 30, 2017. Engineering services revenue was $0.5 million for the six months ended June 30, 2016.

Gross profit for the six months ended June 30, 2017 was approximately $0.7 million, comprised of $0.5 million from medical device sales and $0.3 million from industrial sales, compared to $1.7 million during the same period of 2016. The decrease was primarily due to $2.4 million of gross profit from our change in accounting estimate related to revenue recognition during the six months ended June 30, 2016, partially offset by increased medical device sales.

Sales and marketing expenses were $6.3 million for the six months ended June 30, 2017, compared to $5.4 million for the same period in the prior year, an increase of $0.9 million. The increase was primarily due to an increase in marketing efforts related to the commercialization of its medical devices, an increase in clinical research, and increased headcount.

Research and development expenses were $5.5 million for the six months ended June 30, 2017, compared to $4.4 million in the same period in 2016, an increase of $1.1 million. This increase was primarily due to labor being redirected to product innovation activities from billable engineering service projects which was recorded in cost of revenue, and increases in outside services and material purchases for the development of medical and industrial products, respectively.

General and administrative expenses were $5.0 million for the six months ended June 30, 2017, compared to $6.0 million in the same period in 2016. The decrease year over year is primarily due to a $0.8 million non-cash stock compensation charge related to the modification of stock options and a $0.3 million in severance to the then Chief Executive Officer, in 2016.

Net loss applicable to common shareholders for the six months ended June 30, 2017 was $13.8 million, or $0.58 per basic and diluted share, compared to $16.7 million, or $1.06 per basic and diluted share for the six months ended June 30, 2016.

Cash on hand at June 30, 2016 was $10.7 million, compared to $16.9 million at December 31, 2016. For the six months ended June 30, 2017, the Company used $16.9 million of cash in operations, compared to $14.1 million for the six months ended June 30, 2016. The increase in cash used was driven by general increases in selling, marketing and research and development, as the Company continued to build its team and capabilities and commercialized its medical and industrial device businesses until the Company implemented its program to lower operating costs.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers (Conference ID: 13581989), or from the webcast on the "Investors" section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers and using Conference ID: 13581989. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the ability to manage successfully and complete the rights offering, (ii) the expected proceeds of the offering, (iii) the anticipated use of proceeds from the offering, if successful, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Carrie Yamond

917-371-2320

cyamond@lazarpartners.com

Investor Contact:
Matthew Ventimiglia
212-599-1265
investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Device and related	$1,867	$1,451	$3,275	$9,508
Engineering services	-	101	28	530
Total revenue	1,867	1,552	3,303	10,038

Cost of revenue:
Device and related	1,471	1,286	2,548	7,955
Engineering services	-	63	7	382
Total cost of revenue	1,471	1,349	2,555	8,337

Gross profit	396	203	748	1,701

Operating expenses:
Sales and marketing	3,270	2,913	6,337	5,416
Research and development	2,632	2,221	5,505	4,370
General and administrative	2,475	2,465	5,016	5,953
Restructuring	665	-	665	-
Change in fair value, contingent consideration	(187)	-	(175)	-
Total operating expenses	8,855	7,599	17,348	15,739

Loss from operations	(8,459)	(7,396)	(16,600)	(14,038)

Other income, net:
Gain on warrant liabilities	3,106	1,665	3,037	4,650
Interest and other, net	(154)	(34)	(246)	(28)
Total other income, net	2,952	1,631	2,791	4,622

Net loss	(5,507)	(5,765)	(13,809)	(9,416)

Less: Preferred deemed dividend	-	(4,205)	-	(7,329)
Net loss applicable to common shareholders	(5,507)	(9,970)	(13,809)	(16,745)
Foreign currency translation adjustments	(203)	18	(234)	11
Comprehensive loss	$(5,710)	$(9,952)	$(14,043)	$(16,734)

Net loss per share applicable
to common shareholders, basic and diluted	$(0.22)	$(0.61)	$(0.58)	$(1.06)

Weighted average number of shares of common
stock outstanding, basic and diluted	25,515	16,247	23,717	15,817

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	June 30,	December 31,
	2017	2016
Assets	(unaudited)
Current assets:
Cash	$10,701	$16,846
Accounts receivable, net	2,107	1,780
Inventories, net	1,896	1,556
Prepaid expenses and other current assets	597	502
Total current assets	15,301	20,684
Property and equipment, net	2,562	2,435
Intangible assets, net	762	1,026
Goodwill	189	189
Other assets	118	91
Total assets	$18,932	$24,425
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,068	$1,879
Accrued liabilities	2,458	3,556
Deferred revenues, current	948	825
Note payable, current	972	-
Accrued restructuring	95	-
Other liabilities, current	46	54
Total current liabilities	6,587	6,314
Deferred revenue	653	805
Note payable	5,906	6,789
Warrant liabilities	3,810	3,546
Contingent consideration liability	238	217
Contingent success fee liability	37	116
Other non-current liabilities	73	107
Total liabilities	17,304	17,894
Stockholders' equity:
Convertible preferred stock	-	-
Common stock	26	22
Additional paid-in capital	130,598	121,291
Accumulated other comprehensive (loss) income	(155)	79
Accumulated deficit	(128,841)	(114,861)
Total stockholders' equity	1,628	6,531
Total liabilities and stockholders' equity	$18,932	$24,425